Exhibit 10.66

THIRD AMENDED AND RESTATED

PROMISSORY NOTE

$5,690,250.00	May 22, 2018

FOR VALUE RECEIVED, the undersigned, COMSTOCK HOLDING COMPANIES, INC., a Delaware corporation (the “Maker”), promises to pay to the order of COMSTOCK GROWTH FUND, L.C., a Virginia limited liability company (the “Lender”), at 1886 Metro Center Drive, Suite 400, Reston, Virginia 20190, or at such other place as the holder hereof may from time to time designate in writing, the lesser of the principal sum of (i) the Capital Loan Availability advanced in accordance with Section 8.1(a) of the Second Amended and Restated Operating Agreement of the Lender, as amended, or (ii) Five Million Six Hundred Ninety Thousand Two Hundred Fifty and No/100 Dollars ($5,690,250.00)(the “Commitment”), or such sum as may otherwise be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Note (including all renewals, extensions or modifications hereof, this “Note”). This Note replaces and supersedes that certain Second Amended and Restated Promissory Note dated April 16, 2018 and the Amended and Restated Promissory Note dated December 17, 2014, as amended by the Allonge to Amended and Restated Promissory Note dated October 17, 2015, as amended by the Second Allonge to Amended and Restated Promissory Note dated October 10, 2017.

1.    Interest. As of the date of this Note, the principal balance of this Note outstanding during any calendar month or portion thereof shall be charged at a fixed rate of interest equal to ten percent (10.00%) per annum.

2.    Payments/Maturity Date. Principal and interest payments shall be due and payable hereunder as follows:

A.    This Note shall be due and payable in monthly payments in arrears of accrued interest only, commencing on November 30, 2014, and continuing on the same day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on April 16, 2019, as may be extended or modified as provided herein (the “Maturity”). At the option of Borrower, the Maturity may be extended one (1) year by written notice and payment by Borrower to Lender of the extension fee equal to one half of one percent of the outstanding balance of the Note on the Maturity date (the “Extension Fee”). If any payment comes due on a day which is a not a Business Day, such payment shall be due on the next succeeding Business Day, together with interest accruing during such extension.

B.    The Maker may borrow up to the Commitment amount referenced in this Note and shall be responsible for the payment of the Origination Fee to Lender, as that term is defined in the operating agreement of the Lender. Once payments of principal are made under this Note by Maker, Lender is not obligated to make any re-advances hereunder.

C.    Intentionally Deleted.

D.    All payments of principal and/or interest hereon shall be payable in lawful money of the United States and in immediately available funds. All payments received hereon shall be applied, at the Lender’s option, first to accrued interest, if any, then to principal, then to escrow items, if any, then to late charges, if any, then to attorney fees and then to principal. All payments hereunder shall be made without offset, demand, counterclaim, deduction, abatement, defense, or recoupment, each of which Maker hereby waives. If any payment received by Lender under this Note is rescinded, avoided or for any reason returned by Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of the Maker as though such payment had not been made.

E.    Except for normal and recurring payments of principal and interest under this Note, the Note may be pre-paid, in whole or part, provided Maker provides Lender with 10-days’ advance written notice that the maker intends to pay this Note in full.

F.    Contemporaneous with the execution of this Note, Borrower shall pay the Extension Fee to the Lender concurrent and Lender shall be responsible for the disbursement of the Extension Fee in the same manner as the Origination Fee, as that term is defined in the operating agreement of the Lender.

3.    Late Charges. In the event that any payment of interest is not actually received by the holder hereof within five (5) days of the date such payment is due and payable hereunder, the Maker agrees to pay a late charge equal to four percent (4%) of the late payment.

4.    Events of Default. The failure to pay any principal or interest payment at the times stated herein or the resignation or removal of Christopher Clemente as the Chief Executive Officer of the Maker shall constitute an “Event of Default” hereunder: Upon any such Event of Default, the entire principal balance hereof, all accrued and unpaid interest thereon, and all other applicable fees, costs and charges, if any, shall at once become due and payable at the option of the holder of this Note. Failure to exercise this option shall not constitute a waiver of the right to the later exercise thereof or to exercise the same in the event of any subsequent Event of Default.

5.    Default Interest. Notwithstanding the entry of any decree, order, judgment or other judicial action under, pursuant to, in connection with, or otherwise concerning this Note, upon the occurrence of an Event of Default of this Note (whether by acceleration, declaration, extension or otherwise), the Maker promises to pay to the Lender whenever demanded by the Lender interest on this Note and all other amounts then and thereafter due and payable hereunder at a per annum rate of interest (the “Default Rate”) equal to the lesser of (i) two and one half percent (2.5%) per annum in excess of the interest rate set forth in Section 1 above, or (ii) the highest rate allowable by law from the date of such Event of Default for so long as such Event of Default continues until payment in full of the unpaid principal balance of this Note, all accrued and unpaid interest thereon and any and all other amounts due or payable hereunder. Notwithstanding the foregoing, upon the occurrence of an Event of Default after the Maturity of this Note, the Maker promises to pay to the Lender whenever demanded by the Lender interest on this Note and all other amounts then and thereafter due and payable hereunder at a per annum rate of interest (the “Default Rate”) equal to the lesser of (i) five percent (5.0%) per annum in excess of the interest rate set forth in Section 1 above, or (ii) the highest rate allowable by law from the date of such Event of Default for so long as such Event of Default continues until payment in full of the unpaid principal balance of this Note, all accrued and unpaid interest thereon and any and all other amounts due or payable hereunder.

6.    Waiver of Notice. Each party liable hereon in any capacity, whether as maker, endorser, surety, guarantor or otherwise, (i) waives presentment, demand, protest and notice of presentment, notice of protest and notice of dishonor of this debt and each and every other notice of any kind respecting this Note (except as otherwise expressly provided for herein), (ii) agrees that the holder hereof, at any time or times, without notice to it or its consent, may grant extensions of time, without limit as to the number or the aggregate period of such extensions, for the payment of any principal and/or interest due hereon, and (iii) to the extent not prohibited by law, waives the benefit of any law or rule of law intended for its advantage or protection as an obligor hereunder or providing for its release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder.

7.    Waiver of Jury Trial. THE LENDER, THE MAKER AND ANY OTHER PARTY LIABLE HEREON IN ANY CAPACITY, WHETHER AS SURETY, GUARANTOR, OR OTHERWISE, EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THE LOAN EVIDENCED HEREBY AND/OR THE CONDUCT OF THE RELATIONSHIP BETWEEN THE LENDER, THE MAKER AND/OR ANY OTHER PARTY LIABLE HEREON IN ANY CAPACITY, WHETHER AS SURETY, GUARANTOR, OR OTHERWISE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY MAKER, AND MAKER HEREBY REPRESENTS THAT NO ORAL OR WRITTEN STATEMENTS HAVE BEEN MADE BY ANY PARTY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS STATED EFFECT. MAKER FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED BY INDEPENDENT COUNSEL OF ITS CHOICE IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL.

8.    Costs of Collection. The Maker promises to pay all third-party costs and expenses incurred in connection with collection hereof or in the protection or realization of any collateral now or hereafter given as security for the repayment hereof, including reasonable attorneys’ fees, upon the occurrence of an Event of Default in the payment of the principal of this Note or interest hereon when due, whether at Maturity, as herein provided, or by reason of acceleration of Maturity under the terms hereof, whether suit be brought or not.

9.    Lender’s Rights and Remedies. The failure of the Lender to exercise the option for acceleration of Maturity, foreclosing, or either, following any Event of Default as aforesaid or to exercise any other option granted to it hereunder, in any one or more instances, or the acceptance by the Lender of partial payments or partial performance, shall not constitute a waiver of any such Event of Default, but such options shall remain continuously in force. Acceleration of Maturity, once claimed hereunder by the Lender, may at its option be rescinded by written acknowledgment to that effect but the tender and acceptance of partial payment or partial performance alone shall not in any way affect or rescind such acceleration of maturity. The rights, remedies and powers of the Lender, as provided in this Note, are cumulative and concurrent, and may be pursued singly, successively, or together against the Maker, and/or any security given at any time to secure the payment hereof, all at the sole discretion of the Lender.

10.    Lawful Interest. Notwithstanding anything to the contrary contained herein, the effective rate of interest on the obligation evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be paid. Without limiting the generality of the foregoing, in the event the interest charged hereunder results in an effective rate of interest higher than that lawfully permitted to be paid, then such charges shall be reduced by the sum sufficient to result in an effective rate of interest permitted by law and any amount which would exceed the highest lawful rate already received and held by the Lender shall be applied to a reduction of principal and not to the payment of interest.

11.    Partial Invalidity. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

12.    Amendment. This Note may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

13.    Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

14.    Business Purpose. The Maker warrants and represents that the loan evidenced hereby is being made for business or commercial purposes.

15.    Governing Law. This Note shall be governed in all respects by the laws of the Commonwealth of Virginia and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Maker hereby consents to be sued in an appropriate court in the Commonwealth of Virginia in any action to enforce the provisions of this Note. The Maker waives any objection to the venue of any action filed by the holder of this Note against the Maker in any court in the Commonwealth of Virginia and waives any claim of forum non conveniens or for transfer of any such action to any other court.

16.    Limitation on Issuance of Debt. The Company hereby agrees not to, without the prior written consent of the holders of a Majority of Interests of the Lender, as that term is defined in the operating agreement of the Lender, to issue any new corporate indebtedness of the Company unless such indebtedness shall be expressly subordinate by its terms to the repayment of this Note; provided however, nothing herein shall limit the Company from (i) providing its corporate guarantee related to its normal and recurring project indebtedness, or (ii) making payments under its existing corporate indebtedness, or making any modifications thereto that may occur from time to time.

17.    Notice. Any notice, demand or request under this Note shall be provided in writing and shall be delivered as follows:

To Lender:	Comstock Growth Fund, L.C. 1886 Metro Center Drive, Suite 400 Reston, Virginia 20190 Attn: Christopher Clemente

With a copy to:	Comstock Growth Fund, L.C. 1886 Metro Center Drive, Suite 400 Reston, Virginia 20190 Attn: General Counsel

To Maker:	Comstock Holding Companies, Inc. 1886 Metro Center Drive, Suite 410 Reston, Virginia 20190 Attn: CFO

With a copy to:	Comstock Holding Companies, Inc. 1886 Metro Center Drive, Suite 410 Reston, Virginia 20190 Attn: Jubal Thompson

IN WITNESS WHEREOF, the undersigned has executed, sealed and delivered this Note effective as of the day and year first written above.

MAKER: COMSTOCK HOLDING COMPANIES, INC., a Delaware corporation

By:	(Seal)
Name:
Title:

ACKNOWLEDGEMENT OF LENDER:

LENDER:

COMSTOCK GROWTH FUND, L.C.

A Virginia limited liability company

By:	Comstock Holding Companies, Inc., Manager

By:
Christopher Clemente
Chief Executive Officer